Company Contact:	Investor Contact:
AboveNet, Inc.	Lippert/Heilshorn & Associates, Inc
Lloyd Jarkow	Jody Burfening
Vice President, Corporate Development	212-838-3777
914-421-6700	jburfening@lhai.com
ljarkow@above.net

AboveNet Reports Second Quarter 2010 Adjusted EBITDA of $45.7 Million
on Revenue of $100.7 Million

White Plains, N.Y., August 6, 2010 — AboveNet, Inc. (NYSE: ABVT), a leading provider of high-bandwidth connectivity solutions, announced results for the second quarter and six months ended June 30, 2010.

“We had a great second quarter. Our results demonstrate strong execution across the organization, and we maintained our impressive revenue growth rate and Adjusted EBITDA Margin,” said Bill LaPerch, Chief Executive Officer of AboveNet. “Customer spending on high-bandwidth connectivity that began to recover in the first quarter carried over in the second quarter. Assuming stable economic conditions in the second half of the year, we believe demand for our scalable, high-speed, low-latency network connectivity services will remain strong.”

Second Quarter 2010 Highlights
•	Revenue for the second quarter of 2010 was $100.7 million, a 14.4% increase from $88.0 million for the second quarter of 2009.
•
Revenue from domestic metro services for the second quarter of 2010 totaled $27.9 million, an increase of 20.3% from $23.2 million for the second quarter of 2009.  Revenue from domestic WAN services for the second quarter of 2010 was $19.6 million, an increase of 20.2% from $16.3 million for the second quarter of 2009.

•	Adjusted EBITDA for the second quarter of 2010 was $45.7 million, compared to $38.5 million for the second quarter of 2009.
~~•~~	Cash used for capital expenditures for the second quarter of 2010 was $30.1 million, compared to $32.3 million for the second quarter of 2009.
•	Cash and cash equivalents at June 30, 2010 were $173.0 million, compared to $165.3 million at December 31, 2009.

Second Quarter Financial Results
Revenue for the second quarter of 2010 was $100.7 million, a 14.4% increase from $88.0 million for the second quarter of 2009.  Included in revenue was contract termination revenue of $0.6 million for the second quarter of 2010, compared to $0.8 million, for the second quarter of 2009.  Excluding contract termination revenue from each period, revenue would have been $100.1 million and $87.2 million, respectively, an increase of $12.9 million, or 14.8%.

For the second quarter of 2010, revenue from domestic operations was $91.9 million, compared to $80.2 million for the second quarter of 2009.  Revenue from domestic metro services for the second quarter of 2010 totaled $27.9 million, up 20.3% from $23.2 million for the second quarter of 2009.  Revenue from domestic WAN services for the second quarter of 2010 was $19.6 million, an increase of 20.2% from $16.3 million for the second quarter of 2009.  Revenue from domestic fiber infrastructure services for the second quarter of 2010 totaled $42.0 million, an increase of 6.9% from $39.3 million for the second quarter of 2009.  Revenue from our foreign operations, primarily in the U.K., for the second quarter of 2010 was $8.8 million, an increase of 12.8% from $7.8 million for the second quarter of 2009.  This increase is primarily due to the increase in revenue at the local level, which was partially offset by the weakening of the British pound versus the U.S. dollar for the second quarter of 2010 compared to the second quarter of 2009.

Costs of revenue for the second quarter of 2010 was $34.1 million, an increase of 5.6% from $32.3 million for the second quarter of 2009.  The increase in costs of revenue primarily reflects increased co-location, third party network costs and expenses associated with rebillable equipment sales partially offset by a one-time reduction in certain business tax rates on fiber in the U.K and the reversal of a domestic right of way accrual.  Selling, general and administrative expenses for the second quarter of 2010 were $23.0 million, an increase of 14.4% from $20.1 million for the second quarter of 2009.  This increase is primarily a result of year-over-year increases in salaries, sales commissions, property taxes and professional fees partially offset by a reduction in non-cash stock based compensation.  Depreciation and amortization expense for the second quarter of 2010 was $15.2 million, compared to $12.3 million for the second quarter of 2009.  This increase is primarily due to the additions to property and equipment in 2010, the full period effect of depreciation on property and equipment acquired during 2009 and the effect of the reduction in estimated useful lives of certain assets effectuated subsequent to the second quarter of 2009.

Operating income for the second quarter of 2010 was $28.4 million, a 21.9% increase from $23.3 million for the second quarter of 2009, reflecting the effect of the increases in the components of operating income discussed above.  Net income for the second quarter of 2010 was $16.3 million, or $0.62 per diluted share, compared to $24.6 million, or $0.97 per diluted share, for the second quarter of 2009.  This decrease is due to the income tax provision for the second quarter of 2010 of $11.1 million, compared to an income tax provision of $0.2 million for the second quarter of 2009.  Substantially all of the income tax provision for the second quarter of 2010 is non-cash.

Adjusted EBITDA for the second quarter of 2010 was $45.7 million, compared to $38.5 million for the second quarter of 2009.  Adjusted EBITDA Margin for the second quarter of 2010 was 45.4%, compared to 43.8% for the second quarter of 2009.

Six Months Ended June 30, 2010 Financial Results
Revenue for the six months ended June 30, 2010 was $197.9 million, a 14.1% increase from $173.4 million for the six months ended June 30, 2009.  Included in revenue was contract termination revenue of $1.6 million for the six months ended June 30, 2010, compared to $2.7 million, for the six months ended June 30, 2009.  Excluding contract termination revenue from each period, revenue would have been $196.3 million and $170.7 million, respectively, an increase of $25.6 million, or 15.0%.

For the six months ended June 30, 2010, revenue from domestic operations was $180.0 million, compared to $158.7 million for the six months ended June 30, 2009.  Revenue from domestic metro services for the six months ended June 30, 2010 totaled $54.9 million, up 23.1% from $44.6 million for the six months ended June 30, 2009.  Revenue from domestic WAN services for the six months ended June 30, 2010 was $38.0 million, an increase of 17.6% from $32.3 million for the six months ended June 30, 2009.  Revenue from domestic fiber infrastructure services for the six months ended June 30, 2010 totaled $83.2 million, an increase of 7.2% from $77.6 million for the six months ended June 30, 2009.  Revenue from our foreign operations, primarily in the U.K., for the six months ended June 30, 2010 was $17.9 million, an increase of 21.8% from $14.7 million for the six months ended June 30, 2009.  This increase is primarily due to the increase in revenue at the local level, which was partially aided by the strengthening of the British pound versus the U.S. dollar for the six months ended June 30, 2010 compared to the six months ended June 30, 2009.

Costs of revenue for the six months ended June 30, 2010 was $67.2 million, an increase of 8.9% from $61.7 million for the six months ended June 30, 2009.  The increase in costs of revenue primarily reflects increased co-location, third party network costs, expenses associated with rebillable equipment sales and payroll-related expenses partially offset by a one-time reduction in certain business tax rates on fiber in the U.K and the reversal of a domestic right of way accrual.  Selling, general and administrative expenses for the six months ended June 30, 2010 were $46.6 million, an increase of 14.2% from $40.8 million for the six months ended June 30, 2009.  This increase is primarily a result of year-over-year increases in salaries, sales commissions, property taxes, occupancy-related expenses and professional fees partially offset by a reduction in non-cash stock based compensation.  Depreciation and amortization expense for the six months ended June 30, 2010 was $30.7 million, compared to $24.2 million for the six months ended June 30, 2009.  This increase is primarily due to the additions to property and equipment in 2010, the full period effect of depreciation on property and equipment acquired during 2009 and the effect of the reduction in estimated useful lives of certain assets effectuated subsequent to the first half of 2009.

Operating income for the six months ended June 30, 2010 was $53.4 million, a 14.3% increase from $46.7 million for the six months ended June 30, 2009, reflecting the effect of the increases in the components of operating income discussed above. Net income for the six months ended June 30, 2010 was $29.9 million, or $1.14 per diluted share, compared to $52.0 million, or $2.08 per diluted share, for the six months ended June 30, 2009. This decrease is due to the income tax provision for the six months ended June 30, 2010 of $20.7 million, compared to an income tax benefit of $4.9 million for the six months ended June 30, 2009. Substantially all of the income tax provision for the six months ended June 30, 2010 is non-cash.

Adjusted EBITDA for the six months ended June 30, 2010 was $88.3 million, compared to $76.7 million for the six months ended June 30, 2009.  Adjusted EBITDA Margin for the six months ended June 30, 2010 was 44.6%, compared to 44.2% for the six months ended June 30, 2009.

Stock Split
All 2009 share and per share information has been retroactively adjusted to reflect the two-for-one stock split, effective September 3, 2009.

Guidance
Based on the Company’s performance in the first six months of 2010, management has increased its 2010 full year revenue guidance to $400 million - $410 million from $395 million - $400 million previously provided, and now expects Adjusted EBITDA Margin for 2010 to be roughly in line to slightly above full year 2009 Adjusted EBITDA Margin.  In addition, the Company has modified its revenue guidance to include contract termination revenue.  The Company reaffirmed that cash used for capital expenditures for 2010 is expected to be between $150 million and $160 million, and that Adjusted EBITDA is expected to exceed cash used for capital expenditures in 2010.

Non-GAAP Financial Measures
“Adjusted EBITDA” is defined as net income before provision for (benefit from) income taxes, other income/expense, interest income/expense, gain on reversal of foreign currency translation adjustments from liquidation of subsidiaries, income/loss from discontinued operations, gain/loss on asset dispositions, depreciation and amortization, and non-cash based stock compensation. Adjusted EBITDA Margin is defined as Adjusted EBITDA divided by revenue. Adjusted EBITDA and Adjusted EBITDA Margin are not intended to replace operating income (loss), net income (loss), cash flow and other measures of financial performance and liquidity reported in accordance with accounting principles generally accepted in the United States. Rather, Adjusted EBITDA and Adjusted EBITDA Margin are measures of operating performance that investors may consider in addition to such measures. AboveNet’s management believes that adjusted or modified EBITDA and its related margin are measures of operating performance that are commonly reported and widely used by analysts, investors, and other interested parties in the telecommunications industry because they eliminate many differences in financial, capitalization, and tax structures, as well as certain non-cash and non-operating charges to earnings. AboveNet’s management currently uses Adjusted EBITDA and Adjusted EBITDA Margin for these purposes. AboveNet’s management believes that Adjusted EBITDA and Adjusted EBITDA Margin trends can be used as indicators of whether the Company’s operations are able to produce sufficient operating cash flow to fund working capital needs, service debt obligations and fund capital expenditures.

Adjusted EBITDA is also used by the Company for other purposes, including, management’s assessment of ongoing operations and as a measure for performance-based compensation. However, the definition of adjusted EBITDA for other purposes may differ from the definition of Adjusted EBITDA used herein. For example, for 2009 and 2010 the definition of adjusted EBITDA in the Company’s incentive cash bonus plan excludes certain customer termination fees. Additionally, Adjusted EBITDA as used in this press release may not be calculated identically to similarly titled measures reported by other companies.

The Company also reviews revenue, net of contract termination revenue as well as revenue in local currency. Revenue, net of contract termination revenue shows the change in the Company’s recurring revenue from period to period excluding the impact of non-recurring contract termination revenue. Revenue in local currency shows the changes of foreign subsidiary revenue without the impact of currency fluctuations. Management believes these non-GAAP metrics provide helpful insight into revenue trends.

Conference Call
AboveNet will hold a conference call to report second quarter 2010 results at 10:00 a.m. ET today, August 6, 2010. The dial in number for the call is 866-394-9472, conference ID is 83811202. The call is also being webcast with an accompanying presentation, which can be accessed through the investor relations section of AboveNet’s website at http://investors.above.net. A replay of the call will be available from 1:00 p.m. ET on August 6 until 11:59 p.m. ET on August 13. To listen to the telephone replay in the U.S., please dial 800-642-1687 and for international callers, please dial 706-645-9291. The conference ID is the same as above. The webcast and the slide presentation will also be archived in the investor relations section of AboveNet's website for 90 days.

About AboveNet, Inc.
AboveNet, Inc. provides high-bandwidth connectivity solutions for business and carriers.  Its private optical network delivers key network and IP services in and among top U.S. metro markets and globally.  AboveNet's network is widely used in demanding markets such as financial services, media, health care, retail and government.  For more information about AboveNet, please visit the Company’s website at www.above.net.

Forward Looking Statements
Statements made in this press release that are not historical in nature constitute forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. We cannot assure you that the future results expressed or implied by the forward-looking statements will be achieved. Such statements are based on the current expectations and beliefs of the management of AboveNet, Inc. and are subject to a number of risks and uncertainties that could cause actual results to differ materially from the future results expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, the Company's financial and operating prospects, current economic trends, future opportunities, the Company's exposure to the financial services industry, and strength of competition and pricing. The Company's business could be materially adversely affected and the trading price of the Company's common stock could decline if these risks and uncertainties develop into actual events. The Company cautions you not to place undue reliance on these forward-looking statements, which speak only as of their respective dates. The Company undertakes no obligation to publicly update or revise forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events. A more detailed discussion of factors that may affect the Company's business and future financial results is included in the Company’s SEC filings, including, but not limited to, those described in “Risk Factors” and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's Annual Report on Form 10-K for the year ended December 31, 2009 and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's subsequently filed Quarterly Report(s) on Form 10-Q. We discuss certain non-GAAP financial measures in this press release and provide the GAAP financial measures that correspond to such non-GAAP measures, as well as the reconciliation between the two.

ABOVENET, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(in millions, except share and per share information)

	June 30,	December 31,
	2010	2009
	(Unaudited)
ASSETS:
Current assets:
Cash and cash equivalents	$173.0	$165.3
Restricted cash and cash equivalents	3.7	3.7
Accounts receivable, net of allowances of $1.6 and $2.0 at June 30, 2010 and December 31, 2009, respectively	19.6	20.1
Prepaid costs and other current assets	18.8	13.5
Total current assets	215.1	202.6

Property and equipment, net of accumulated depreciation and amortization of $263.9 and $236.5 at June 30, 2010 and December 31, 2009, respectively	491.5	469.1
Deferred tax assets	162.4	183.0
Other assets	9.6	7.3
Total assets	$878.6	$862.0

LIABILITIES:
Current liabilities:
Accounts payable	$6.1	$10.7
Accrued expenses	64.6	68.4
Deferred revenue - current portion	24.1	27.3
Note payable - current portion	7.6	7.6
Total current liabilities	102.4	114.0

Note payable	46.0	49.7
Deferred revenue	90.3	93.8
Other long-term liabilities	10.5	10.3
Total liabilities	249.2	267.8

Commitments and contingencies

SHAREHOLDERS’ EQUITY:
Preferred stock, 9,500,000 shares authorized, $0.01 par value, none issued or outstanding	—	—
Junior preferred stock, 500,000 shares authorized, $0.01 par value, none issued or outstanding	—	—
Common stock, 200,000,000 shares authorized, $0.01 par value, 25,754,019 issued and 25,165,638 outstanding at June 30, 2010 and 30,000,000 shares authorized, $0.01 par value, 25,271,788 issued and 24,750,560 outstanding at December 31, 2009	0.3	0.3
Additional paid-in capital	318.0	308.2
Treasury stock at cost, 588,381 and 521,228 shares at June 30, 2010 and December 31, 2009, respectively	(20.9)	(16.7)
Accumulated other comprehensive loss	(9.3)	(9.0)
Retained earnings	341.3	311.4
Total shareholders’ equity	629.4	594.2
Total liabilities and shareholders’ equity	$878.6	$862.0

ABOVENET, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except share and per share information)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009

Revenue	$100.7	$88.0	$197.9	$173.4

Costs of revenue (excluding depreciation and amortization, shown separately below)	34.1	32.3	67.2	61.7
Selling, general and administrative expenses	23.0	20.1	46.6	40.8
Depreciation and amortization	15.2	12.3	30.7	24.2

Operating income	28.4	23.3	53.4	46.7

Other income (expense):
Interest income	—	0.1	—	0.3
Interest expense	(1.2)	(1.1)	(2.4)	(2.3)
Other income (expense), net	0.2	2.5	(0.4)	2.4

Income before income taxes	27.4	24.8	50.6	47.1

Provision for (benefit from) income taxes	11.1	0.2	20.7	(4.9)

Net income	$16.3	$24.6	$29.9	$52.0

Income per share, basic:
Basic income per share	$0.64	$1.07	$1.19	$2.26

Weighted average number of common shares	25,145,224	23,026,298	25,045,423	22,974,578

Income per share, diluted:
Diluted income per share	$0.62	$0.97	$1.14	$2.08

Weighted average number of common shares	26,194,883	25,227,006	26,205,457	24,968,436

ABOVENET, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

(Unaudited)

	Six Months Ended June 30,
	2010	2009
Cash flows provided by operating activities:
Net income	$29.9	$52.0
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	30.7	24.2
Provision for equipment impairment	0.2	0.5
Provision for bad debts	0.3	0.2
Non-cash stock-based compensation expense	4.2	5.8
Loss on sale or disposition of property and equipment, net	—	0.9
Change in deferred tax assets	20.5	—
Changes in operating working capital:
Accounts receivable	(0.1)	(0.6)
Prepaid costs and other current assets	(5.2)	(1.2)
Accounts payable	(4.5)	(5.0)
Accrued expenses	(0.3)	(10.6)
Other assets	(2.4)	(1.1)
Deferred revenue and other long-term liabilities	(5.6)	9.4
Net cash provided by operating activities	67.7	74.5
Cash flows used in investing activities:
Proceeds from sales of property and equipment	0.2	—
Purchases of property and equipment	(57.5)	(53.5)
Net cash used in investing activities	(57.3)	(53.5)
Cash flows (used in) provided by financing activities:
Proceeds from exercise of warrants	1.4	0.1
Proceeds from exercise of options to purchase shares of common stock	0.4	2.8
Change in restricted cash and cash equivalents	—	(0.2)
Principal payment - note payable	(3.7)	(1.1)
Principal payment - capital lease obligation	—	(0.2)
Purchase of treasury stock	(0.3)	(0.3)
Net cash (used in) provided by financing activities	(2.2)	1.1
Effect of exchange rates on cash	(0.5)	0.8
Net increase in cash and cash equivalents	7.7	22.9
Cash and cash equivalents, beginning of period	165.3	87.1
Cash and cash equivalents, end of period	$173.0	$110.0

Supplemental cash flow information:
Cash paid for interest	$1.5	$1.3
Cash paid for income taxes	$0.3	$2.8

Supplemental non-cash financing activities:
Issuance of shares of common stock in cashless exercise of stock purchase warrants	$3.9	$—
Non-cash purchase of shares into treasury in cashless exercise of stock purchase warrants	$3.9	$—

ABOVENET, INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
Reconciliation of Net Income to Adjusted EBITDA
(in millions)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009

NET INCOME	$16.3	$24.6	$29.9	$52.0
Interest income	—	(0.1)	—	(0.3)
Interest expense	1.2	1.1	2.4	2.3
Other income, net	(0.2)	(2.5)	0.4	(2.4)
Provision for (benefit from) income taxes	11.1	0.2	20.7	(4.9)

OPERATING INCOME	28.4	23.3	53.4	46.7

Depreciation and amortization	15.2	12.3	30.7	24.2
Non-cash stock-based compensation	2.1	2.9	4.2	5.8

Adjusted EBITDA	$45.7	$38.5	$88.3	$76.7

Calculation of Adjusted EBITDA Margins

Adjusted EBITDA	$45.7	$38.5	$88.3	$76.7
Revenue	$100.7	$88.0	$197.9	$173.4
Adjusted EBITDA Margin	45.4%	43.8%	44.6%	44.2%

Reconciliation of Revenue to Revenue, Net of Contract Termination Revenue

Revenue	$100.7	$88.0	$197.9	$173.4
Less: Contract Termination Revenue	(0.6)	(0.8)	(1.6)	(2.7)

Revenue, Net of Contract Termination Revenue	$100.1	$87.2	$196.3	$170.7